EXHIBIT 99.1

April 1, 2013

Board of Directors

SMTP, Inc.

Re:

Resignation as a director

Gentlemen:

Please accept this letter as my resignation as a director of SMTP, Inc., effective today.

Sincerely,

/s/ Brad Harkavy

Brad Harkavy